Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Angeion Corporation:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-102168, 333-102171, 333-130940 and 333-105387) on Form S-8 of Angeion Corporation of our reports dated January 29, 2007, with respect to the consolidated balance sheets of Angeion Corporation and subsidiaries as of October 31, 2006 and 2005, and the related consolidated statements of operations, cash flows, and shareholders’ equity for the years then ended, and the related financial statement schedule, which reports appear in the October 31, 2006, Annual Report on Form 10-KSB of Angeion Corporation.

/s/ KPMG LLP

Minneapolis, Minnesota
January 29, 2007